Exhibit (21)

Target Corporation

(A Minnesota Corporation)

List of Significant Subsidiaries

(As of February 2, 2013)

Target Bank (UT banking corporation)

Target Brands, Inc. (MN)

Target Canada Co. (Nova Scotia)

Target Capital Corporation (MN)

Target Corporate Services, Inc. (MN)

Target Enterprise, Inc. (MN)

Target General Merchandise, Inc. (MN)

Target National Bank (a national banking association)

Target Receivables LLC (MN)

TG Holdings Canada LP (Ontario)

Subsidiaries not included in the list are omitted because, considered in the aggregate as a single subsidiary, they do not constitute a significant subsidiary.